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                                                                                                            Exhibit 12.1



Gables Realty Limited Partnership
Calculation of Ratios of Earnings to Fixed Charges
Dollars in Thousands

                                                    Three months
                                                       ended                      Years ended December 31,
                                                     March 31,    ------------------------------------------------------
                                                       2002          2001       2000       1999       1998       1997
                                                    --------------------------------------------------------------------
Net income from continuing operations before gain
 on sale of real estate assets, unusual items,
 and extraordinary items                             $ 8,779        $40,840    $44,471    $46,885    $40,819    $31,931
                                                    --------------------------------------------------------------------
Plus Fixed Charges:
 Interest expense and credit enhancement fees         10,281         44,690     45,539     44,259     39,974     25,313
 Interest capitalized                                  2,423          8,844      8,858      7,725      8,737      5,161
 Loan cost amortization expense                          257          1,038        895        919        984        992
 Loan cost amortization capitalized                       57            204        196        192        227        182
                                                    --------------------------------------------------------------------

Total Fixed Charges (1)                              $13,018        $54,776    $55,488    $53,095    $49,922    $31,648

Less:
 Interest capitalized                                  2,423          8,844      8,858      7,725      8,737      5,161
 Loan cost amortization capitalized                       57            204        196        192        227        182
                                                    --------------------------------------------------------------------

Adjusted Earnings (2)                                $19,317        $86,568    $90,905    $92,063    $81,777    $58,236
                                                    --------------------------------------------------------------------

Ratio (2 divided by 1)                                  1.48x          1.58x      1.64x      1.73x      1.64x      1.84x
                                                    ====================================================================
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